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                                                                    EXHIBIT 99.1


                INTERNATIONAL COMPUTEX, INC.  ANNOUNCES MERGER

                 AGREEMENT WITH INFORMATION HANDLING SERVICES

ATLANTA, GA - (P/R NEWSWIRE) - January 11, 1999 - International CompuTex, Inc. (Nasdaq: ICIQ) (ICI) today announced an agreement with Information Handling Services, Inc. (IHS) of Englewood, Colorado to merge ICI with a new subsidiary to be formed by IHS. Under the terms of the merger, shares held by ICI stockholders would be converted into the right to receive $9.50 per share in cash. In connection with the merger, IHS would transfer its CAPSXpert /TM/ division to a new subsidiary, which will own all of the shares of ICI following the merger. At the same time, principal shareholders of ICI would exchange approximately 74% of their shares for shares of the new company, and the remaining 26% of their shares would be converted into the right to receive $9.50 per share in cash in the merger. The proposed share exchanges and merger are subject to approval of ICI shareholders and satisfaction of certain other closing conditions.

"The merger offers manufacturers the industry's most powerful Component and Supplier Management (CSM) value proposition" stated Emil H. Dahan, ICI Chief Executive Officer. "The combined company will offer current and future customers the leading CSM technology, coupled with IHS' CAPSXpert databases, the world's most complete electronic database content. Together, we offer an unequaled complete CSM solution that can be implemented rapidly, resulting in the fastest return on investment.

"This brings a new era to users of Component and Supplier Management solutions," concluded Mr. Dahan. "Our customers will benefit from the tight integration of our technology and content solutions, our combined implementation expertise, as well as our philosophy of developing true partnerships with customers."

IHS is part of the IHS Group, a leading international publisher of information databases, with annual sales in excess of $400 million. IHS is a developer of databases, including databases regarding electronic components. In July 1998, IHS Engineering (a division of IHS) and ICI formalized a Business Alliance Agreement to jointly integrate and distribute IHS' CAPSXpert electronic component data with ICI's CSM software solution, ItemQuest(R). Another affiliate of IHS, Thybo New Ventures Ltd., had acquired an 8.4% ownership interest in ICI in January 1998. IHS Engineering is the worldwide leader for engineering, technical, and regulatory information published in a variety of media, from CD-ROM to the Internet and Intranet. The IHS Group employs over 3,000 people worldwide and serves the vital information needs of customers across the world's technical, business and professional sectors.


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International CompuTex is a leading provider of CSM software and services. Its
ItemQuest decision support solution is an integral part of effective Supply Chain Management (SCM). ItemQuest's unique approach to CSM implementation greatly simplifies and speeds deployment, and its open IT strategy minimizes the time and costs required by other CSM systems. ICI is headquartered in Atlanta, and its customers include AMD, Lockheed Martin, Lord Corporation, Parker Abex, Space Systems/Loral, Solectron, and Sony Corporation.

This discussion contains forward-looking statements that are subject to substantial risks and uncertainties. A number of factors could cause actual results to differ materially from those anticipated by statements made herein including but not limited to: changes in general economic conditions; the growth rate of the market for the new company's services and CAPSxpert and ItemQuest products; the challenges inherent in establishing third-party sales channels relationships and the effect of competitive products and services.

 Contact person:    Ralph Walter

               Chief Financial Officer

               Phone: 770-240-2304

               Email: ralphw@computex.com

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